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FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:
DAVID MARGULIES/JIM LAWRENCE
(214) 368-0909 (800) 710-5292 (PAGER)

         Addison, Texas (June 29, 2000) --- AmeriServe Food Distribution, Inc. filed a motion on June 27, 2000 with the U.S. Bankruptcy Court in Wilmington, Delaware, to sell its Equipment Division. The sale of the division will be contingent upon the satisfaction of a minimum sale price. All interested parties will be invited to submit bids against that minimum. It is expected that, upon the court's approval, an auction and sale hearing will be set for late July, with a closing to follow promptly thereafter.

AmeriServe, headquartered in Addison, Texas, a suburb of Dallas, is one of the nation's largest distributors specializing in chain restaurants, serving leading quick service systems such as KFC, Long John Silver's, Pizza Hut and Taco Bell.

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